UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

June 18, 2008

QUALITY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

CALIFORNIA	0-13801	95-2888568
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification Number)

18111 Von Karman Avenue, Suite 600

Irvine, California 92612

(Address of Principal Executive Offices)

(949) 255-2600

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Officer and Director

On June 18, 2008, Louis Silverman, the President, Chief Executive Officer and a director of Quality Systems, Inc. (“Company”), notified the Company of his resignation from all his positions with the Company effective August 16, 2008. On June 24, 2008, the Company issued a press release announcing the resignation of Mr. Silverman. The full text of the press release is attached as Exhibit 99.1 and incorporated by reference into this Form 8-K.

Adoption of Compensation Program

On June 23, 2008, a committee comprised of all of the independent directors of the Company approved a compensation program for the Company’s key personnel, including its named executive officers, for the fiscal year ending March 31, 2009. The compensation program includes cash base salary levels and both non-equity and equity incentive compensation components as described below.

The future cash base salary level components of the fiscal year 2009 compensation program for the Company’s named executive officers were previously disclosed on a Current Report on Form 8-K filed on June 2, 2008.

The non-equity cash incentive compensation component of the fiscal year 2009 compensation program for such named executive officers provides as follows:

•

for the Company’s Chief Executive Officer, currently Louis Silverman, cash compensation of up to $440,000 may be earned based on meeting certain target increases in EPS performance and revenue growth during the fiscal year as well as meeting certain operational requirements established by the Company’s Board of Directors. Of the total $440,000 potential cash compensation, 40% is allocated to the EPS performance criteria, 40% is allocated to the revenue growth criteria and the remaining 20% is discretionary and is subject to meeting the acquisition objectives established by the Board of Directors;

•

for the Company’s Chief Financial Officer, Paul Holt, cash compensation of up to $80,000 may be earned based upon the achievement of certain qualitative goals as approved by the Compensation Committee and the Board of Directors;

•

for the President, NextGen Healthcare Information Systems Division, Pat Cline, cash compensation of up to $600,000 may be earned based on meeting certain target increases in EPS performance and revenue growth during the fiscal year as well as meeting certain operational requirements established by the Company’s Board of Directors. Of the total $600,000 potential cash compensation, 40% is allocated to the EPS performance criteria, 40% is allocated to the revenue growth criteria and the remaining 20% is discretionary and is subject to meeting the acquisition objectives established by the Board of Directors; and

•	for the Company’s Senior Vice President and General Manager, QSI Division, Donn Neufeld, cash compensation of up to $80,000 may be earned based upon the achievement of certain qualitative and quantitative goals related to both QSI Division performance and other corporate objectives as approved by the Compensation Committee and the Board of Directors. Of the total $80,000 potential cash compensation, payment of up to $60,000 is based on achievement of quantitative goals and payment of the remaining $20,000 amount is discretionary based on achievement of qualitative goals.

The equity incentive component of the compensation program for fiscal year 2009 provides that the Company’s named executive officers are eligible to receive an aggregate of up to 160,000 options to purchase common stock based on meeting certain target increases in EPS performance and revenue growth during the fiscal year as follows:

•	Mr. Silverman – 40,000 options;
•	Mr. Holt – 10,000 options;
•	Mr. Cline – 100,000 options; and
•	Mr. Neufeld – 10,000 options.

Of the total 160,000 potential options, 50% are allocated to the EPS performance criteria and 50% are allocated to the revenue growth criteria. If earned, the options would be issued pursuant to one of the shareholder-approved option plans, have an exercise price equal to the closing price of the Company’s shares on the Nasdaq Global Select Market (or such other market upon which such shares then trade) as of the date of grant, have a term of five years, vest in four equal, annual installments commencing one year following the date of grant and be granted pursuant to the Company’s standard stock option agreement.

As reported above in this Form 8-K, Mr. Silverman provided notice of his resignation to the Company effective August 16, 2008 and is not expected to participate in the non-equity cash incentive compensation or the equity incentive components of the fiscal year 2009 compensation program disclosed above.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit 99.1	Press release dated June 24, 2008 of Quality Systems, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2008	QUALITY SYSTEMS, INC.

By: ______________________________
Paul Holt
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit

Number            Description

99.1	Exhibit 99.1	Press release dated June 24, 2008 of Quality Systems, Inc.

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